UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2021

Willis Towers Watson Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-16503	98-0352587
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Willis Group Limited, 51 Lime Street, London, EC3M 7DQ, England and Wales

(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (011) (44)-(20)-3124-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities	registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.000304635 per share	WLTW	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2021, Willis Towers Watson plc (the “Company”) announced that Andrew Krasner, 45, will succeed Michael J. Burwell as Chief Financial Officer, effective as of September 7, 2021. Mr. Burwell resigned from the Company on August 26, 2021, effective as of September 30, 2021, although he will step down as Chief Financial Officer upon Mr. Krasner’s commencement of employment. In connection with his resignation, Mr. Burwell (i) will receive a completion bonus of $1 million as he transitions his position and to reflect his achievements during a challenging year, and 3 months of COBRA coverage and (ii) the unvested portion of his Non-Qualified Deferred Savings Plan and Non-qualified Stable Value Excess Plan totaling 2,443 shares will vest. He will forfeit his outstanding 2019, 2020, and 2021 Operating Committee Long-Term Incentive Plan awards. Following his resignation, Mr. Burwell will be subject to customary restrictive covenants and non-solicitation provisions and will sign a release of claims in favor of the Company.

Mr. Krasner will rejoin the Company from Assured Partners, Inc. where he served as Chief Financial Officer since February 2021. Prior to that, Mr. Krasner served in various positions at the Company, including Global Treasurer and Head of Mergers and Acquisitions for Willis Towers Watson and senior vice president of Willis Towers Watson Securities, since 2009. There are no familial relationships between Mr. Krasner and any other executive officer or director of the Company. There have been no transactions, and no transactions are currently proposed, in which the Company was or is to be a participant and in which Mr. Krasner or any member of his immediate family had or will have any interest that is required to be disclosed by Item 404(a) of Regulation S-K.

Pursuant to an offer letter, dated as of August 26, 2021, the terms of Mr. Krasner’s employment are as follows: (i) an annual base salary of $800,000; (ii) a target short-term incentive bonus of 125% of his base salary, which for 2021 will be no less than Mr. Krasner’s target bonus prorated for the number of days employed by the Company in 2021; (iii) a target long-term incentive bonus of 200% of his base salary starting in 2022; (iv) a cash sign on bonus equivalent to $50,000 per month (including prorated amounts for partial months up to the start date) for the months during 2021 that Mr. Krasner was not employed by the Company, subject to a 12 month clawback; and (v) a sign-on award of time-based restricted stock units valued at $3,000,000, to vest ratably over three years. Mr. Krasner will also participate in the Company’s Severance and Change in Control Plan for U.S. Executives (the “Executive Severance Plan”). In the event of a Qualifying Termination, and whether or not a Change in Control occurs (as such terms are defined in the Executive Severance Plan), prior to the end of the three-year period, the Company will either (i) accelerate the vesting of any outstanding unvested units at the time of termination, subject to the approval of the Compensation Committee, or, in the absence of such approval, (ii) pay the cash value of the unvested outstanding awards.

In addition, Mr. Krasner will be subject to customary restrictive covenants and non-solicitation provisions and he and the Company will enter into officer indemnification agreements pursuant to which, among other things, the Company agrees to indemnify its officers and advance certain expenses to the fullest extent permitted by applicable law.

Item 7.01	Regulation FD.

The Company also issued a press release announcing Mr. Krasner’s appointment as Mr. Burwell’s successor, which is being furnished as Exhibit 99.1 hereto. The information contained in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated August 30, 2021.*

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Date: August 30, 2021

	By:	/s/ Matthew Furman
	Name:	Matthew Furman
	Title:	General Counsel